Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements,

•	Form S-8, No. 333-41123
•	Form S-8, No. 333-61559,
•	Form S-8, No. 333-76360,
•	Form S-8, No. 333-87694,
•	Form S-3, No. 333-102100,
•	Form S-3, No. 333-112659,
•	Form S-3 No. 333-122963, and
•	Form S-3 No. 333-129820

of our report dated November 30, 2005, with respect to the fiscal year 2005 consolidated financial statements, Management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Integral Systems, Inc., and subsidiaries included in this Annual Report (Form 10-K) for the year ended September 30, 2005.

/s/ Grant Thornton LLP

Vienna, Virginia

November 30, 2005